Filed Pursuant to Rule 433
Dated May 9, 2013
Registration Statement No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Investing in these notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation
Expected Ratings*:	A1 (stable) / AA+ (stable) (Moody’s / S&P)
Trade Date:	May 9, 2013
Settlement Date (Original Issue Date):	May 16, 2013
Maturity Date:	May 16, 2053
Optional Redemption:	The Notes will be redeemable at our option, in whole or in part, at any time on or after May 16, 2018, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date. Additionally, we may at any time repurchase Notes at any price in the open market and may hold, resell or surrender such Notes to the Trustee for cancellation. You will not have the right to require us to repay Notes prior to Maturity. The Notes are not subject to any sinking fund provision.
Principal Amount:	US $750,000,000
Price to Public (Issue Price):	100.00%
Agents Commission:	$23,625,000
All-in Price:	96.85%
Net Proceeds to Issuer:	US $726,375,000
Reoffer Yield:	4.70%
Interest Rate Per Annum:	4.70%
Interest Payment Dates:	Quarterly on the 16th day of each February, May, August and November, commencing August 16, 2013 and ending on the Maturity Date

Filed Pursuant to Rule 433
Dated May 9, 2013
Registration Statement No. 333-178262

Day Count Convention:	30/360, Following Unadjusted
Business Day Convention:	New York
Denominations:	Minimum of $25 with increments of $25 thereafter
Put Dates (if any):	None
Put Notice Period:	None
Listing:	We intend to apply to list the Notes on the New York Stock Exchange
CUSIP:	369622394
ISIN:	US3696223946

*Note: A securities rating is not a recommendation to buy, sell or hold securities, and may be subject to change or withdrawal at any time.

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 100.00% of the aggregate principal amount less an underwriting discount equal to 3.15% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Morgan Stanley & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated UBS Securities LLC Wells Fargo Securities, LLC	$152,343,750 $152,343,750 $152,343,750 $152,343,750
Co-Managers: Citigroup Global Markets Inc Incapital Holdings, LLC J.P. Morgan Securities LLC RBC Capital Markets, LLC	$15,000,000 $15,000,000 $15,000,000 $15,000,000

Underwriters:

BNY Mellon Capital Markets, LLC
HRC Investment Services, Inc
Janney Montgomery Scott LLC
Oppenheimer & Co. Inc.
Raymond James & Associates, Inc.
Robert W. Baird & Co. Incorporated
Advisors Asset Management
BB&T Capital Markets
Blaylock Robert Van, LLC
C. L. King & Associates, Inc.
CastleOak Securities, L.P.
City Securities Corporation
D.A. Davidson & Co.
Davenport & Company LLC
Drexel Hamilton, LLC
J.J.B. Hilliard, L.L. Lyons, LLC
Keefe, Bruyette & Woods, Inc.
Lebenthal & Co., LLC
Loop Capital Markets LLC
Maxim Group LLC
Mesirow Financial, Inc.
Mischler Financial Group, Inc.
Ross, Sinclaire & Associates, LLC
Samuel A. Ramirez & Company Inc.
Southwest Securities Inc.
Sterne, Agee & Leach, Inc.
Stockcross Financial Services, Inc.
The Williams Capital Group, L.P.
Wedbush Morgan Securities Inc.
William Blair & Company, L.L.C.
Ziegler Capital Markets Group

$5,625,000
$5,625,000
$5,625,000
$5,625,000
$5,625,000
$5,625,000
$1,875,000
$1,875,000
$1,875,000
$1,875,000
$1,875,000

$1,875,000
$1,875,000

$1,875,000

$1,875,000

$1,875,000

$1,875,000

$1,875,000

$1,875,000

$1,875,000

$1,875,000

$1,875,000

$1,875,000

$1,875,000

$1,875,000

$1,875,000

$1,875,000

$1,875,000

$1,875,000

$1,875,000

$1,875,000

Total	$750,000,000

The Issuer has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, UBS Securities LLC toll-free at 1-877-827-6444 ext.561-3884, or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.